      As filed with the Securities and Exchange Commission on November 23, 1998.

                                                     Registration No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                                   ----------

                            THE KROLL-O'GARA COMPANY
             (Exact name of registrant as specified in its charter)


                OHIO                                        31-1470817
    (State or other jurisdiction of                       (IRS Employer
    incorporation or organization)                       Identification No.)


                               9113 LESAINT DRIVE
                              FAIRFIELD, OHIO 45014
                                 (513) 874-2112
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                   ----------

                              ABRAM S. GORDON, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                            THE KROLL-O'GARA COMPANY
                               9113 LESAINT DRIVE
                              FAIRFIELD, OHIO 45014
                                 (513) 874-2112
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

                             TIMOTHY E. HOBERG, ESQ.
                        TAFT, STETTINIUS & HOLLISTER LLP
                              1800 STAR BANK CENTER
                                425 WALNUT STREET
                           CINCINNATI, OHIO 45202-3957
                                 (513) 381-2838


                                   ----------

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement shall become effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE


================================================================================================================================
Title of                  Amount to be              Proposed                  Proposed                  Amount of
Securities to be          Registered                Maximum                   Maximum                   Registration Fee
Registered                                          Offering Price            Aggregate
                                                    per unit (1)              Offering
                                                                              Price(1)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock,             125,000 shares            $29.00                    $3,625,000.00             $1,069.38
$.01 par value
per share
================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on November 16, 1998.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS



                                 125,000 SHARES

                            THE KROLL-O'GARA COMPANY

                                  COMMON STOCK


         This Prospectus covers 125,000 shares of the Common Stock of The Kroll-O'Gara Company (the "Company").

         The Company's Common Stock is listed on the Nasdaq National Market under the symbol "KROG." On November __, 1998, the closing price of the Common Stock was $ ____ per share.

         All of the shares of Common Stock offered by this Prospectus are being sold for the account of the individual identified under the caption "Selling Shareholder." The Selling Shareholder has advised the Company that he may sell these shares from time to time in the over-the-counter market or in negotiated transactions, in each case at prices satisfactory to the Selling Shareholder. See "Plan of Distribution."

         The Company will receive no proceeds from the sale of the shares covered by this Prospectus.

         The Company is incorporated in the State of Ohio. Its principal executive offices are located at 9113 LeSaint Drive, Fairfield, Ohio 45014, telephone (513) 874-2112, and at 900 Third Avenue, New York, New York 10022, telephone (212) 593-1000.

                                   ----------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
           COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
          OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                The date of this Prospectus is November __, 1998.

                                   THE COMPANY

         The Kroll-O'Gara Company is a leading global provider of a broad range of specialized products and services designed to supply solutions to a variety of security needs. Kroll-O'Gara provides governments, businesses, and individuals with information, analysis, training, and products to mitigate the growing risks associated with white-collar crimes, fraud, physical attacks, threats, violence, and uninformed decisions based upon incomplete or inaccurate information. The Company is organized into three primary business groups:
Investigations and Intelligence, Security Products and Services, and Voice and Data Security. The Investigations and Intelligence Group provides fraud investigations, due diligence, litigation support, and integrity consulting services as well as providing business intelligence gathering and analysis to corporations, financial institutions, and governments. The Security Products and Services Group provides commercial and military armored vehicles, advanced security and driver training, crisis management, and security consulting services. The Voice and Data Security Group provides secure communication systems including satellite telephone and GPS systems as well as computer forensics, internet security, and data system design for maximum security. The Company serves a diverse customer base, including large multinational corporations, medium and small businesses, individuals, law firms, investment and commercial banks and U.S. and foreign government agencies.



                               SELLING SHAREHOLDER

         The Selling Shareholder identified below provided the following information to the Company concerning his beneficial ownership of the Company's Common Stock as of the date of this Prospectus.



                                                                            Shares of
                                                    Shares of              Common Stock
                          Shares of Common        Common Stock              to Be Owned
Name of Selling          Stock Beneficially          to Be               After Completion of
  Shareholder                   Owned               Offered                This Offering
---------------          ------------------       ------------           -------------------
William Kizorek               352,381               125,000               227,381 (1.35%)


         The Selling Shareholder acquired beneficial ownership of the shares of Common Stock as a result of the Company's September 1, 1998 acquisition of Kizorek, Inc. of Naperville, Illinois, of which he was the sole shareholder. He had no prior position, office or material relationship with the Company or any of its affiliates. The Company now employs the Selling Shareholder as its Vice President of Marketing.


                              PLAN OF DISTRIBUTION

         The Selling Shareholder, or his pledgees or donees, may sell the shares of Common Stock offered by this Prospectus from time to time on The Nasdaq Stock Market, in the over-the-counter market or in negotiated transactions, at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The Selling Shareholder may sell the shares by means of (a) a broker or dealer as principal purchasing the shares and then reselling the shares for its account pursuant to this Prospectus and/or (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, a broker or dealer engaged by the Selling

Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholder in amounts they will negotiate prior to the sale. These commissions or discounts will not be greater than that normally paid in connection with ordinary trading transactions.


                                  LEGAL MATTERS

         Taft, Stettinius & Hollister LLP, Cincinnati, Ohio, has passed upon the validity of the shares of Common Stock offered by this Prospectus for the Company.


                                     EXPERTS

         The audited consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. In that report, that firm states that with respect to certain subsidiaries, its opinion is based on the reports of other independent public accountants, namely Deloitte & Touche LLP for the year ended December 31, 1996 and KPMG Peat Marwick LLP for the year ended December 31, 1995. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting in 1997 for costs incurred in connection with business process reengineering activities. The audited consolidated financial statements referred to above have been incorporated by reference in reliance upon the authority of those firms as experts in accounting and auditing.

         The audited consolidated financial statements of Laboratory Specialists of America, Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said report.

         The audited financial statements of Kizorek, Inc. as of October 31, 1997 and for the year ended October 31, 1997, incorporated by reference in this Prospectus, have been audited by Crowe, Chizek and Company LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.


                       WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). These SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document filed by the Company with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         The Company has filed a Registration Statement on Form S-3 with the SEC covering the shares of Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. The full Registration Statement is on the SEC's web site and is available at the SEC's public reference rooms.

         You should rely only on the information provided in this Prospectus. No one is authorized to provide you with different information. The shares of Common Stock are not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this document.

         The SEC allows the Company to "incorporate by reference" information into this Prospectus, which means that the Company can disclose important information about itself to you by referring you to another document filed separately with the SEC. The information about the Company that is incorporated by reference is considered part of this Prospectus, except for any information superseded by information contained directly in this Prospectus or in later filed documents incorporated by reference in this Prospectus.

         This Prospectus incorporates by reference the documents listed below that the Company has previously filed with the SEC.


THE KROLL-O'GARA COMPANY SEC FILINGS (FILE
NO. 000-21629)                                     PERIOD/AS OF DATE
------------------------------------       -------------------------------------
Annual Report on Form 10-K                 Year ended December 31, 1997

Quarterly Reports on Form 10-Q             Quarters ended March 31, June 30 and
                                           September 30, 1998

Current Reports on Form 8-K and 8-K/A      September 1, 1998 (as amended on
                                           October 23, 1998), September 22,
                                           1998 and November 23, 1998

Description of Company's Common Stock in   October 28, 1996
Registration Statement on Form 8-A

         The Company also incorporates by reference all additional documents that it files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this Prospectus and the termination of the offering made under this Prospectus. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         You can obtain any of the documents incorporated by reference through the Company, the SEC or the SEC's Internet world wide web site as described above. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the information incorporated by reference in this Prospectus but not delivered with this Prospectus. Exhibits are not available unless the Company has specifically incorporated an exhibit by reference.

         You should direct any requests for delivery of such information to Abram S. Gordon, Esq., Vice President and General Counsel, The Kroll-O'Gara Company, 9113 LeSaint Drive, Fairfield, Ohio 45014, telephone (513) 874-2112.

                                     PART II


                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered:


         SEC registration fee................................         $ 1,069
         Accounting fees and expenses........................          15,000
         Legal fees and expenses.............................           7,500
         Miscellaneous.......................................           1,000
                                                                      -------

                   TOTAL.....................................         $24,569
                                                                      =======


         All of the above expenses other than the SEC registration fee are estimates. The Company has agreed to pay all of these expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 1701.13(D) of the Ohio General Corporation Law allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgments and fines, if he acted in good faith and in a manner reasonably believed to be or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless determined by the court. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter therein. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent counsel or by the shareholders.

         The Registrant's Code of Regulations provides that the Registrant shall indemnify such persons to the fullest extent permitted by law.

         The Registrant maintains director and officer liability insurance which provides coverage against certain liabilities.

ITEM 16.  EXHIBITS.

         The following Exhibits are filed as part of this Registration
Statement.

         Exhibit No.
         -----------

          5           Opinion of Counsel
         23.1         Consent of Arthur Andersen LLP
         23.2         Consent of Deloitte & Touche LLP
         23.3         Consent of KPMG Peat Marwick LLP
         23.4         Consent of Arthur Andersen LLP (in respect of financial
                      statements of Laboratory Specialists of America, Inc.
                      incorporated by reference)
         23.5         Consent of Crowe, Chizek and Company LLP (in respect of
                      financial statements of Kizorek, Inc. incorporated by
                      reference)
         23.6         Consent of Counsel (included in Exhibit 5)
         24           Power of Attorney

ITEM 17.  UNDERTAKINGS.

         *(a)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         *(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




----------
*        Paragraph references correspond to those of Item 512 of Regulation S-K.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN NEW YORK, NEW YORK, AS OF THE 20TH DAY OF NOVEMBER, 1998.

                                       THE KROLL-O'GARA COMPANY


                                       BY: /s/ Jules B. Kroll
                                           --------------------------------
                                           Jules B. Kroll
                                           Chairman of the Board and Chief
                                           Executive Officer

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AS OF THE 20TH DAY OF NOVEMBER, 1998.

SIGNATURE                           TITLE
---------                           -----


/s/ Jules B. Kroll                  Chairman of the Board and Chief
-------------------------------     Executive Officer (principal executive
Jules B. Kroll                      officer)



/s/ Thomas M. O'Gara*               Vice Chairman of the Board
-------------------------------
Thomas M. O'Gara


/s/ Wilfred T. O'Gara*              Director
-------------------------------
Wilfred T. O'Gara


/s/ Nazzareno E. Paciotti           Chief Financial Officer
-------------------------------     (principal financial officer)

Nazzareno E. Paciotti

/s/ Nicholas P. Carpinello          Controller and Treasurer
-------------------------------     (principal accounting officer)

Nicholas P. Carpinello

/s/ Michael G. Cherkasky*           Director
-------------------------------
Michael G. Cherkasky


/s/ Marshall S. Cogan*              Director
-------------------------------
Marshall S. Cogan


/s/ Michael J. Lennon*              Director
-------------------------------
Michael J. Lennon


/s/ Raymond E. Mabus*               Director
-------------------------------
Raymond E. Mabus

/s/ Hugh E. Price*                  Director
-------------------------------
Hugh E. Price


/s/ Jerry E. Ritter*                Director
-------------------------------
Jerry E. Ritter


/s/ William S. Sessions*            Director
-------------------------------
William S. Sessions


/s/ Howard I. Smith*                Director
-------------------------------
Howard I. Smith



*Pursuant to Power of Attorney


By: /s/ Abram S. Gordon
   ----------------------------
   Abram S. Gordon, Attorney-in-Fact